Exhibit (a)(1)(a)

L-3 COMMUNICATIONS HOLDINGS, INC.

Offer to Amend Certain Options

This offer and withdrawal rights will expire at
5:00 p.m., Eastern Time, on December 19, 2006 unless we extend the offer.

By this Offer to Amend Certain Options (the ‘‘Offer to Amend’’), we are giving all eligible employees holding eligible options to purchase shares of our common stock the opportunity to amend such options and receive cash payments (the ‘‘offer’’).

We have determined that certain of your stock options were or may have been granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. These consequences include income tax at vesting, plus an additional 20% tax and interest charges. If you elect to participate in this Offer to Amend, your eligible options will be amended and we expect that they will no longer be subject to the adverse tax consequences under Section 409A.

You are an ‘‘eligible employee’’ only if you are an employee of L-3 Communications Holdings, Inc. or one of its subsidiaries (collectively referred to as ‘‘L-3,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ or ‘‘us’’) on the last date on which this offer remains open for acceptance.

An option to purchase common stock is eligible for this offer (‘‘eligible option’’) only if each of the following conditions is met:

•	the option was granted under the 1999 Long Term Performance Plan (the ‘‘1999 Stock Plan’’);

•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s deemed grant date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an ‘‘eligible option’’);

•	the option is outstanding as of the last date on which this offer remains open for acceptance; and

•	the option holder is subject to taxation in the United States.

If you elect to participate in the offer:

•	Your eligible option (or a portion thereof) will be amended to increase the original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum).

•	You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

If you elect to accept the offer with respect to an eligible option, such option will be amended on the date that this offer expires (currently expected to be December 19, 2006) and you will receive paperwork regarding your amended option promptly after the expiration of the offer. Each amended option will be subject to an amended option agreement between you and the Company. Any amended option you receive will continue to be subject to the same vesting schedule.

Promptly following the expiration of the offer, we will send you a ‘‘Promise to Make Cash Payment’’ evidencing your right to receive a cash payment with respect to the amendment of your eligible options. Cash payments will not be subject to any further vesting conditions and will be paid to you promptly following January 1, 2007, less applicable withholding taxes.

The offer is not conditioned upon this offer being accepted with respect to a minimum number of eligible options, but the offer is subject to certain other customary conditions.

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Our common stock is traded on the New York Stock Exchange under the symbol ‘‘LLL.’’ On November 15, 2006 the closing price of our common stock was $81.52 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See ‘‘Risks of Participating in the Offer’’ beginning on page 12 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT—ACTION ITEMS TO PARTICIPATE

If you participate in this offer, you must complete and sign the attached election form, and fax it to Caroljean Boone at (212) 805-5362, e-mail it to cj.boone@l-3com.com, or hand deliver it to Caroljean Boone at L-3 Communications Holdings, Inc., 600 Third Avenue, New York, NY 10016 before 5:00 p.m., Eastern Time, on December 19, 2006. Only responses that are complete, signed, and actually received by Caroljean Boone by the deadline will be accepted. Responses that are received after the deadline will not be accepted. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Responses may only be submitted via fax, or e-mail, or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

Neither the Securities and Exchange Commission (the ‘‘SEC’’) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about the tax consequences affecting your options to Lawrence Van Blerkom at:

L-3 Communications Holdings, Inc.
600 Third Avenue, New York, New York 10016
Phone: (212) 805-5357
Fax: (212) 682-7959
E-mail: tax.409a@l-3com.com

If you are considering participating in this offer, you should consult your own tax advisor concerning the federal income tax consequences of participating in the offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Offer to Amend Certain Options, dated November 20, 2006.

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Although our board of directors has approved the offer, neither we nor our board of directors is making any recommendation to you as to whether you should participate in the offer. You must make your own decision as to whether to participate in the offer. In so doing, you should read carefully the information in this Offer to Amend and the related offer documents.

You should rely only on the information contained or incorporated by reference in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the cash consideration or amended options in any jurisdiction in which such offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Amend summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Amend, the accompanying e-mail from Ken Manne, Vice President, Human Resources, dated November 20, 2006, and the election and withdrawal forms, together with their associated instructions, as well as the other offer documents. This offer is made subject to the terms and conditions of these offer documents as they may be amended from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

Q1.	What is the offer?	3
Q2.	Why is the Company making this offer?	3
Q3.	Who is eligible to participate in this offer?	4
Q4.	Which options are eligible under the terms of this offer?	4
Q5.	How do I participate in this offer?	4
Q6.	If I decide to participate in the offer, what will happen to my current eligible options and what consideration will I receive for the amendment of my options?	5
Q7.	When will I receive my cash payments and amended options?	6
Q8.	Am I required to participate in this offer?	6
Q9.	What will be the exercise price of my amended options?	6
Q10.	Once my options are accepted, is there anything I must do to receive the cash payments with respect to the amendment of my options?	6
Q11.	When will my amended options vest?	6
Q12.	Will the terms and conditions of my amended options be the same as my original options?	6
Q13.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?	7
Q14.	If I hold multiple eligible options, can I choose options with respect to which I want to accept this offer?	7
Q15.	Are there any positive or negative tax consequences to my participation in the offer?	7
Q16.	How will cash payments with respect to the amendment of eligible options be taxed?	8
Q17.	If I choose to fully participate in this offer, are there circumstances under which my eligible options would be amended and I would not receive a cash payment?	8
Q18.	How will you confirm to me that my election form or withdrawal form has been received?	8
Q19.	Can I accept this offer with respect to shares of the Company’s common stock that I previously acquired upon the exercise of options?	8
Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	8
Q21.	Is this a modification of options for accounting purposes?	9

Q22.	How do you determine whether I have properly accepted this offer?	9
Q23.	When will my amended options expire?	9
Q24.	What will constitute an agreement to amend eligible options?	9
Q25.	Will I receive an amended option agreement?	9
Q26.	Is the offer conditioned upon it being accepted with respect to a minimum number of eligible options?	9
Q27.	Do I have to pay a commission in connection with the amendment of my eligible options?	9
Q28.	If you extend the offer, how will you notify me?	9
Q29.	How will you notify me if the offer is changed?	9
Q30.	Can I change my mind and withdraw from this offer?	10
Q31.	How do I withdraw my election?	10
Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?	10
Q33.	Can I change my mind about which options with respect to which I want to accept this offer?	10
Q34.	How should I decide whether or not to accept this offer with respect to my eligible options?	10
Q35.	Has the Company or its board of directors adopted a position on the offer?	10
Q36.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?	11

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees: (1) to elect to have certain outstanding options amended to increase their exercise price, and (2) to receive a cash payment with respect to the amendment of such options. This offer is described in the following questions and answers, and in the remainder of this Offer to Amend.

Terms used in this Offer to Amend

The following are some terms that are frequently used in this Offer to Amend.

•	‘‘amended options’’ refers to eligible options that are amended pursuant to this offer.

•	‘‘amendment date’’ refers to the date when eligible options with respect to which you accept this offer will be amended to reflect a new exercise price. The new exercise price will be equal to the fair market value of a share of the Company’s common stock on the eligible option’s deemed grant date. We expect that the amendment date will be December 19, 2006, which is the same date as the expiration date. If the expiration date is extended, then the amendment date will be similarly extended.

•	‘‘Addendum’’ refers to the document that will be provided to each eligible employee that holds eligible options. The Addendum will list eligible options, a description of any potential cash payments, the deemed grant dates of the eligible options and the amended option exercise price.

•	‘‘eligible employee’’ refers to all employees of the Company or any of its subsidiaries that (i) are current employees of the Company or any of its subsidiaries as of the expiration date, (ii) hold eligible options and (iii) are subject to United States taxation.

•	‘‘eligible options’’ refers to all options with respect to which you may accept this offer, as described in Question and Answer 4 and Section 1 of the Offer to Amend.

•	‘‘employee’’ means an employee of the Company or any of its subsidiaries.

•	‘‘executive officers’’ refers to those officers of the Company listed in Section 11 of this Offer to Amend, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Executive officers are considered ‘‘employees’’ for purposes of this offer and eligible to participate in this offer.

•	‘‘expiration date’’ refers to the date on which this offer expires. The expiration date will be December 19, 2006 at 5:00 p.m., Eastern Time, unless the offer is extended. We may extend the expiration date at our sole discretion. If we extend the offer, the term ‘‘expiration date’’ will refer to the time and date at which the extended offer expires.

•	‘‘offer period’’ or ‘‘offering period’’ refers to the period from the commencement of this offer to the expiration date. This period will commence on November 20, 2006, and end at 5:00 p.m., Eastern Time, on December 19, 2006, unless the offer is extended.

Q2.	Why is the Company making this offer?

A2.	As part of a review of our option granting process on behalf of and under the supervision of our audit committee, we have determined that certain options granted from May 1, 1998 through July 21, 2003 were or may have been issued with an exercise price less than the fair market value of the underlying stock on the date of grant. Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and proposed tax regulations thereunder (together, referred to as ‘‘Section 409A’’) provide that options that were granted at a discount and vest after December 31, 2004 will likely cause the optionees to be subjected to unfavorable tax consequences that did not apply at the time of the grant of the option. If eligible options are amended, the unfavorable tax consequences as described in Section 14 of this Offer to Amend should be eliminated. We believe that the amendment of eligible options pursuant to this offer will foster retention of our valuable employees and encourage high levels of performance by individuals who contribute to our success. (See Section 3)

Q3.	Who is eligible to participate in this offer?

A3.	You may participate in this offer if you are an employee of the Company or any of its subsidiaries on the expiration date. You must hold eligible options in order to participate. Only employees subject to taxation in the United States hold eligible options. (See Section 1)

Q4.	Which options are eligible under the terms of this offer?

A4.	An option to purchase common stock is an eligible option under this offer only if each of the following conditions is met:

•	the option was granted under the 1999 Stock Plan;

•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s deemed grant date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an ‘‘eligible option’’);

•	the option is outstanding as of the expiration date; and

•	the option holder is subject to taxation in the United States.

Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Eastern Time, on December 19, 2006 (the expiration date):

1.     Properly complete and sign the attached election form.

2.     Deliver the completed and signed election form to Caroljean Boone.

If you participate in this offer, you will be required to accept the offer with respect to all of the shares subject to each of your eligible options. To help you determine your outstanding eligible options and make an informed decision, we will provide you with an Addendum listing your eligible options, a description of any potential cash payments and the amended option exercise price. If you hold an option that is not listed on the Addendum, the option is not an eligible option and is not subject to this offer.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election related to options with respect to which you have elected to accept this offer that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all eligible options with respect to which a proper election has been made by an eligible employee promptly after the expiration of this offer. (See Section 4)

Your election to participate becomes irrevocable after 5:00 p.m., Eastern Time, on December 19, 2006, unless the offer is extended, in which case your election will become irrevocable after the new expiration date. The only exception is that if we have not accepted your eligible options by 6:00 p.m. Eastern Time on January 19, 2007, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the U.S. business day following the previously scheduled expiration date.

If you participate in this offer, you must complete and sign the attached election form and fax it to Caroljean Boone at (212) 805-5362, e-mail it to cj.boone@l-3com.com or hand deliver it to Caroljean Boone at L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016 before 5:00 p.m., Eastern Time, on December 19, 2006. Only responses that are complete, signed and actually received by Caroljean Boone by the deadline will be accepted. Responses received after the deadline will not be accepted. The delivery of election forms is at your risk. The Company intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Responses may only be submitted via fax, e-mail or hand delivery, as set forth in the first sentence of this paragraph. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

Q6.	If I decide to participate in the offer, what will happen to my current eligible options and what consideration will I receive for the amendment of my options?

A6.	If you elect to participate in the offer, your eligible options will be amended on the amendment date, which is the same day as the expiration date. The expiration date will be December 19, 2006, unless the offer period is extended. The amended option will continue to be subject to the terms and conditions of the option plan under which it was granted (including the vesting period), and to an amended option agreement between you and the Company. You will also become entitled to receive a cash payment with respect to the amendment of your eligible options, as described below. (See Section 2 and Section 6)

Summary of Amendment and Cash Payment

1.     Your eligible option (or a portion thereof) will be amended to increase the original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum).

2.     You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

3.     Each such cash payment will be made, less applicable tax withholding, promptly following January 1, 2007.

4.     You will be entitled to receive a cash payment with respect to the amendment of an eligible option. If you have exercised a portion of an eligible option, you may accept this offer with respect to the unexercised portion of such option.

5.     The total cash payments you may be entitled to receive for your eligible options will be listed on your Addendum.

Example

You were issued options to purchase 1,200 shares of stock with an exercise price equal to $40.00 per share, of which 200 shares vested on or before December 31, 2004. The fair market value of the Company’s stock was $50.00 on the deemed grant date. As of the offer expiration date, 450 shares were vested (250 shares of which vested after December 31, 2004) and you had not exercised any portion of the options. The options will be eligible options with respect to 1,000 shares (the 200 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible and will not be amended) and if you accept this offer with respect to the 1,000 options pursuant to the terms of the offer you will receive the following:

1.     The options to purchase 1,000 shares will be amended to increase the exercise price to $50.00 per share. 250 shares subject to the amended options will be vested as of the amendment date.

2.     A cash payment of $10,000 (($50.00-$40.00) multiplied by 1,000), less applicable tax withholding, payable promptly following January 1, 2007.

Q7.	When will I receive my cash payments and amended options?

A7.	Any cash payment owed to you for an eligible option with respect to which you have elected to accept this offer will be paid to you, less any applicable tax withholding, promptly following January 1, 2007. Promptly following the expiration date, we will send you a ‘‘Promise to Make Cash Payment’’ evidencing your right to receive a cash payment with respect to the amendment of your eligible options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6)

Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date. The amendment date will be the same date as the expiration date. We expect the amendment date will be December 19, 2006. If the expiration date of the offer is extended, the amendment date will be similarly extended. Promptly after the expiration of the offer, you will receive paperwork regarding your amended options. (See Section 6)

You will be entitled to receive cash payments regardless of whether you remain employed with the Company on the actual cash payment date.

Q8.	Am I required to participate in this offer?

A8.	No. Participation in this offer is completely voluntary.

However, if you do participate in this offer, with respect to each eligible option, you must accept this offer with respect to all of the shares subject to the outstanding portion of that option, to the extent such shares vested after December 31, 2004. (See Section 2)

If you do not participate in this offer, you may be subject to certain adverse tax consequences. Please see Questions and Answers 13 and 15 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

Q9.	What will be the exercise price of my amended options?

A9.	Amended options will have an exercise price per share equal to what the fair market value of our common stock was on the option’s deemed grant date as listed on your Addendum. (See Section 9)

Q10.	Once my options are accepted, is there anything I must do to receive the cash payments with respect to the amendment of my options?

A10.	No. You do not need to do anything in order to receive your cash payments. The cash payment, less any applicable tax withholding, with respect to the amendment of eligible options will be made promptly following January 1, 2007. Promptly following the expiration date, we will send you a ‘‘Promise to Make Cash Payment’’ evidencing your right to receive a cash payment with respect to the amendment of eligible options. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. (See Section 6)

Once the offer has expired and your election with respect to options has been accepted, your options will be amended. There is nothing that you must do with respect to such amendment. Your amended options will be amended on the expiration date. (See Section 1)

Q11.	When will my amended options vest?

A11.	If your option is amended, it will continue to vest according to the vesting schedule of your original option. Continued vesting is subject to your continued employment with us through each relevant vesting date. (See Section 9)

Q12.	Will the terms and conditions of my amended options be the same as my original options?

A12.	Yes. Except for the exercise price, the terms and conditions of your amended options will remain the same as the original options they replace in all respects. (See Section 9 and Section 14)

Q13.	What happens to my options if I do not turn my election form in by the deadline, choose not to participate or my options are not accepted?

A13.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us in connection with this offer, your existing options will (1) remain outstanding until they expire by their terms, (2) retain their current exercise price, and (3) retain all of their other terms and conditions, including their current vesting schedule. As described in Question and Answer 15, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% tax and interest penalty. (See Section 6)

Q14.	If I hold multiple eligible options, can I choose options with respect to which I want to accept this offer?

A14.	Yes. However, if you choose to accept this offer with respect to any of your eligible options, you must accept this offer with respect to all of the shares subject to such eligible option, except as described below. If you have previously exercised a portion of an eligible option, your election will apply only to the portion of such option that remains outstanding and unexercised as of the expiration date. If you hold an eligible option and one portion of the option has vested prior to December 31, 2004, and the remainder has vested or is scheduled to vest after December 31, 2004, only the portion that has vested or is scheduled to vest after December 31, 2004 is an eligible option. (See Section 2)

Q15.	Are there any positive or negative tax consequences to my participation in the offer?

A15.	Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A of the Internal Revenue Code and proposed tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., stock options granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax and interest charges. None of the eligible options have fixed exercise dates and therefore Section 409A would likely subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% tax and interest charges. It is likely that the optionees would have income recognition equal to the difference between the fair market value of the shares on the date of vesting and the exercise price (the ‘‘spread’’). However, because the proposed regulations do not explicitly address this, this is unclear.

Please also see Question and Answer 13 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you participate in the offer, you should not be required under current law to recognize income for United States federal income tax purposes at the time you choose to accept the offer. On the amendment date, you will not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options. However, you will have taxable income to the extent you receive any cash payments following the amendment date. In addition, you may have taxable income when you exercise your amended options or when you sell your shares of common stock. (See Section 14)

Uncertainty

Unfortunately, the Internal Revenue Service (the ‘‘IRS’’) has not issued definitive final guidance under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our optionees regarding such guidance.

The discussion above is based upon the provisions of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above.

If you are considering participating in this offer, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Q16.	How will cash payments with respect to the amendment of eligible options be taxed?

A16.	You will be taxed upon the receipt of cash payments with respect to the amendment of your eligible options. Such cash payments will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment taxes required to be withheld with respect to such payments. You will receive only the portion of the cash payments remaining after all those taxes have been withheld. (See Section 14)

The discussion above is based upon the provisions of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above.

If you are considering participating in this offer, you should consult your own tax advisors concerning the federal, state and local income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Q17.	If I choose to fully participate in this offer, are there circumstances under which my eligible options would be amended and I would not receive a cash payment?

A17.	No. However, if you choose to accept this offer with respect to eligible options that are unvested and if you are no longer an employee of the Company or one of its subsidiaries on the date that the original option would have vested, any amended options you hold will cease to vest and will terminate in accordance with their terms.

Moreover, even if we accept your eligible options, your option will not be amended if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in SEC or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q18.	How will you confirm to me that my election form or withdrawal form has been received?

A18.	We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation within two U.S. business days, you must notify us that you have provided us with your election form and/or any withdrawal form.

Q19.	Can I accept this offer with respect to shares of the Company’s common stock that I previously acquired upon the exercise of options?

A19.	No. This offer relates only to outstanding options. You may not accept this offer with respect to shares of our common stock previously acquired upon the exercise of options. (See Section 2)

Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A20.	No. Your election to participate or not participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else. (See Section 7)

Q21.	Is this a modification of options for accounting purposes?

A21.	Yes. This is considered a modification of options for accounting purposes. As a result, the Company has recorded additional stock-based compensation expense in the second quarter 2006 for the expected cash payments to be made to amend eligible options. (See Section 12)

Q22.	How do you determine whether I have properly accepted this offer?

A22.	We will determine, at our sole discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any election forms, withdrawal forms or options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any options under this offer that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election or withdrawal form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q23.	When will my amended options expire?

A23.	Your amended options, if any, will expire on the same date as the scheduled expiration of your original options or earlier upon your termination of employment or service with the Company. (See Section 9)

Q24.	What will constitute an agreement to amend eligible options?

A24.	Your election to participate in this offer through the procedures described in this Offer to Amend will constitute your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer, as described in this Offer to Amend. (See Section 4)

Q25.	Will I receive an amended option agreement?

A25.	Yes. All amended options will be subject to an amended option agreement between you and the Company. (See Section 9)

Q26.	Is the offer conditioned upon it being accepted with respect to a minimum number of eligible options?

A26.	No. The implementation of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. (See Section 7)

Q27.	Do I have to pay a commission in connection with the amendment of my eligible options?

A27.	No. You will not be required to pay any commission or make any other payments if you decide to participate in this offer.

Q28.	If you extend the offer, how will you notify me?

A28.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q29.	How will you notify me if the offer is changed?

A29.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 9:00 a.m., Eastern Time, on the next U.S. business day following the day we change the offer. (See Section 15)

Q30.	Can I change my mind and withdraw from this offer?

A30.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q31.	How do I withdraw my election?

A31.	To withdraw your election with respect to some or all of your eligible options, you must do the following before the expiration date:

1.    Properly complete and sign the attached withdrawal form.

2.    Deliver the completed and signed withdrawal form to Caroljean Boone. (See Section 5)

Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the prior election form.

Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?

A32.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to some or all of the eligible option grants. The new election form must be signed and dated after the date of your withdrawal form. (See Section 5)

Q33.	Can I change my mind about which options with respect to which I want to accept this offer?

A33.	Yes. You may change your mind after you have submitted an election form and change the options with respect to which you elect to accept this offer at any time before the expiration date by completing and submitting a withdrawal form to Caroljean Boone. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to accept this offer with respect to additional options, or you may choose to accept this offer with respect to fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form.

Q34.	How should I decide whether or not to accept this offer with respect to my eligible options?

A34.	We understand that the decision whether or not to accept this offer with respect to your eligible options in this offer will be a challenging one for many employees. The offer is subject to risks (see ‘‘Risks of Participating in the Offer’’ beginning on page 12 of this Offer to Amend for information regarding some of these risks). There are no guarantees that you would not ultimately receive greater value from your eligible options if you decline the offer, exercise your eligible options and sell the shares of our common stock received upon such exercise (for example, you may be better off exercising and selling if the market price of our common stock is less on the expiration date of the offer than it is today or at any time during the offer period, after considering the potential tax consequences). The decision to participate in the offer must be your own. We recommend that you consult with a tax advisor to help determine if participation in this offer is right for you. (See Section 3)

Q35.	Has the Company or its board of directors adopted a position on the offer?

A35.	Our board of directors has approved the offer. However, neither we nor our board of directors is making any recommendation to you as to whether you should participate in the offer. You must make your own decision as to whether to participate in the offer. In so doing, you should read carefully the information in this Offer to Amend and the related offer documents.

Q36.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A36.	If you need additional copies of the Offer to Amend or the election or withdrawal forms, you should contact Caroljean Boone at:

L-3 Communications Holdings, Inc.
600 Third Avenue, New York, New York 10016
Phone: (212) 805-5416
Fax: (212) 805-5362
Email: cj.boone@l-3com.com

For additional information, assistance or questions concerning this offer or questions about the tax consequences discussed in this offer, please contact Lawrence Van Blerkom at:

L-3 Communications Holdings, Inc.
600 Third Avenue, New York, New York 10016
Phone: (212) 805-5357
Fax: (212) 682-7959
Email: tax.409a@l-3com.com

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. You should carefully consider these risks, together with other information contained in this Offer to Amend, before deciding to participate in the offer. In addition, we strongly urge you to read the information included in our most recent annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K and other documents filed with the SEC before deciding to participate in the offer. The risks described below and in our reports and other documents filed with the SEC are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition or results of operations.

Tax-related risks

The IRS could change the expected Section 409A tax consequences.

The IRS is expected to provide additional guidance with respect to Section 409A and the tax implications of discount options. It is possible that such guidance could be significantly different from the current guidance. New guidance could impose less onerous tax consequences on discount options and, as a result, it may have been more beneficial to you not to participate in the offer and not to have amended your eligible options.

You may incur additional taxes and penalties under state and local tax laws.

This offer is being made to avoid certain adverse U.S. federal tax consequences to holders of eligible options under Section 409A. Certain states, including California, have adopted, and other states and local tax authorities may adopt, provisions similar to Section 409A. Since this offer does not address, and eligible options are not amended to avoid, potential adverse effects of applicable state and local tax laws, there can be no assurance that you will not incur additional taxes and penalties under state and local tax laws with respect to your eligible options, and you may incur such taxes and penalties even if your eligible options are amended pursuant to the terms of this offer.

Business-related risks

The information included under ‘‘Part I—Item 1A—Risk Factors’’ in our annual report on Form 10-K for the fiscal year ended December 31, 2005 and under ‘‘Part II—Item 1A—Risk Factors’’ in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This Offer to Amend includes forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates’’ and similar expressions are forward-looking statements. Forward-looking statements, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual results, events or conditions to differ materially from those expressed or implied by such forward-looking statements. For a discussion of some of these risks and uncertainties, please see the information included under ‘‘Part I—Item 2— Forward-Looking Statements’’ in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006, which is incorporated herein by reference.

THE OFFER

1.	Eligibility.

You are an ‘‘eligible employee’’ only if you are a current employee of L-3 Communications Holdings, Inc. or one of its subsidiaries (collectively referred to as ‘‘L-3,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ or ‘‘us’’) on the last date on which this offer remains open for acceptance (the ‘‘expiration date’’). Our executive officers, listed in Section 11 of this Offer to Amend, are considered ‘‘employees’’ for purposes of this offer and are eligible to participate in this offer. In order to participate in the offer, you must hold eligible options. Only employees subject to taxation in the United States hold eligible options.

2.	Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment a total of up to 723,289 eligible options to purchase a total of up to 723,289 shares of common stock of L-3 Communications Holdings, Inc. that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn, before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•	the option was granted under the 1999 Long Term Performance Plan (the ‘‘1999 Stock Plan’’);

•	the option has an exercise price per share that was less, or may have been less, than the fair market value per share of the common stock underlying the option on the option’s deemed grant date;

•	the option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the unvested portion may be an ‘‘eligible option’’);

•	the option is outstanding as of the expiration date; and

•	the option holder is subject to taxation in the United States.

As noted above, in order to be eligible, options must be outstanding as of the expiration date. For example, if a particular option expires after commencement of the offer, but before the expiration date, that particular option is not eligible for this offer.

If you choose to accept this offer with respect to any of your eligible options, you need not accept this offer with respect to all of your eligible options. However, if you do choose to accept this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to such option that were unvested as of December 31, 2004. If you have previously exercised a portion of an eligible option, your election will apply only to the portion of such option that remains outstanding and unexercised as of the expiration date.

If you elect to participate in the offer, your eligible options will be amended on the amendment date (expected to be December 19, 2006). You will also be entitled to receive a cash payment with respect to the amendment of your eligible options.

        Summary of Amendment and Cash Payment

1.    Your eligible option (or a portion thereof) will be amended to increase the original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum).

2.    You will receive cash payments equal to the difference between the new exercise price per share of the amended option and the original exercise price per share of the eligible option multiplied by the number of shares subject to the amended option in the manner described below.

3.    Each such cash payment will be paid, less applicable tax withholding, promptly following January 1, 2007.

4.    You will be entitled to receive a cash payment with respect to the amendment of an eligible option. If you have exercised a portion of an eligible option, you may accept this offer with respect to the unexercised portion of such option.

5.    The total cash payments you may be entitled to receive for your eligible options will be listed on your Addendum.

        Example

You were issued options to purchase 1,200 shares of stock with an exercise price equal to $40.00 per share, of which 200 shares vested on or before December 31, 2004. The fair market value of the Company’s stock was $50.00 on the deemed grant date. As of the offer expiration date, 450 shares were vested (250 shares of which vested after December 31, 2004) and you had not exercised any portion of the options. The options will be eligible options with respect to 1,000 shares (the 200 shares which vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible and will not be amended) and if you accept this offer with respect to the 1,000 options pursuant to the terms of the offer you will receive the following:

1.    The options to purchase 1,000 shares will be amended to increase the exercise price to $50.00 per share. 250 shares subject to the amended options will be vested as of the amendment date.

2.    A cash payment of $10,000 (($50.00-$40.00) multiplied by 1,000), less applicable tax withholding, payable promptly following January 1, 2007.

If you accept this offer with respect to options that are unvested and you are no longer an employee of the Company on the date that the original option would have vested, you will not vest in any amended options you have received.

Each amended option will continue to be subject to the terms and conditions of the option plan under which it was granted, and to an amended option agreement between you and the Company. The 1999 Stock Plan and the current form of option agreement under the 1999 Stock Plan are attached as exhibits to (or incorporated by reference in) the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. A form of amendment to stock option agreements has also been attached as an exhibit to the Tender Offer Statement on Schedule TO. See Section 9 of this Offer to Amend for a description of the 1999 Stock Plan.

The expiration date for this offer will be 5:00 p.m., Eastern Time, on December 19, 2006, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to encourage high levels of performance by individuals who contribute to our success and to enable us to attract, motivate, retain and reward talented and experienced individuals. As part of a review of our option granting process on behalf of and under the supervision of our audit committee, we have determined that certain options granted from May 1, 1998 through July 21, 2003 were or may have been issued with an exercise price less than the fair market value of the underlying stock on the date of grant. Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and proposed tax regulations (together, referred to as ‘‘Section 409A’’) provide that options that were granted at a discount and vest after December 31, 2004 will likely cause the optionees to be subjected to unfavorable tax consequences that did not apply at the time of the grant of the option. If eligible options are amended, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, should be eliminated and our incentive and/or retention goals for these options will be maintained. Because the eligible options may have inherent value as a result of the discounted exercise price, the cash payment(s) with respect to the eligible options were designed to make the optionees whole for the adjustment in option exercise price on the expiration date.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or management;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the New York Stock Exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of a significant amount of our securities or the disposition of a significant amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any other actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information contained or incorporated by reference in this Offer to Amend, the Tender Offer Statement on Schedule TO filed with the SEC and our other SEC filings, and you should consult with your own tax advisor. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to participate in this offer.

Proper election.

Participation in this offer is completely voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form to Caroljean Boone. Caroljean Boone must receive the properly completed and signed election forms and option agreement(s) before the expiration date. The expiration date will be 5:00 p.m., Eastern Time, on December 19, 2006, unless we extend the offer. Election forms and related documents may only be submitted by fax to Caroljean Boone at (212) 805-5362, by e-mail at cj.boone@l-3com.com, or by hand delivering these documents to Caroljean Boone at L-3 Communications Holdings, Inc., 600 Third Avenue, New York, NY 10016 before the expiration date.

If you participate in this offer with respect to an eligible option, you must accept this offer with respect to all of the shares subject to that option. To help you recall your eligible options and make an informed decision, we will provide you with an Addendum listing your eligible options, a description of any potential cash payments and the amended option exercise price. If we do not receive your election form by the deadline, then you will not participate in the offer, and the exercise price and all of the other terms of all eligible options you currently hold will remain unchanged and you will not receive any cash payment.

Your election to participate becomes irrevocable after 5:00 p.m., Eastern Time, on December 19, 2006 unless the offer is extended, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this Offer to Amend. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

If you submit an election form, and then decide that you would like to elect to accept this offer with respect to additional options, you must submit a new election form to Caroljean Boone prior to the expiration date. This new election form must also list all of the options that you have previously elected to accept and with respect to which you continue to wish to accept this offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk. The Company intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must notify us that you have provided us with your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Caroljean Boone by the deadline will be accepted. Responses may only be submitted via fax, or e-mail, or hand delivery, as set forth in the first paragraph of this section 4. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any elections that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all options with respect to which proper elections have been made promptly after the expiration date.

Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by press release, e-mail or other methods of communication, which will substantially include the information set forth in exhibit (a)(1)(l) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. Options that we accept will be amended on the expiration date.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any election forms, withdrawal forms or options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form, withdrawal form or any options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw the options with respect to which you previously elected to accept the offer only in accordance with the provisions of this section 5.

If you have previously elected to accept this offer with respect to your eligible options, you may withdraw that election with respect to some or all of these options at any time before the expiration date, which is expected to be 5:00 p.m., Eastern Time, on December 19, 2006. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all eligible options with respect to which valid elections have been made promptly after the expiration date, if we have not accepted your options by 6:00 p.m. Eastern Time on January 19, 2007, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options with respect to which you have previously chosen to accept this offer, you must, in accordance with the instructions of the withdrawal form, deliver to Caroljean Boone either via facsimile at (212) 805-5362, by e-mail at cj.boone@l-3com.com, or by hand to Caroljean Boone at L-3 Communications Holdings, Inc., 600 Third Avenue, New York, NY 10016, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Any options you do not withdraw will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Caroljean Boone must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 5:00 p.m., Eastern Time, on December 19, 2006, unless we extend the offer.

Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options at any time before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must submit a new election form to Caroljean Boone before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. The Company intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must notify us that you have provided us with your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Caroljean Boone by the deadline will be accepted. Responses may be submitted only by fax, e-mail or hand delivery, as set forth in the first sentence of the fourth paragraph of this section 5. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.

6.	Acceptance of options for amendment and cash payments.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment and amend all eligible options with respect to which proper elections have been made that have not been validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if elections with respect to your eligible options are properly made and accepted by us, these options will be amended as of the amendment date, which is the same date as the expiration date. If the expiration date is extended, the amendment date will be similarly extended. We expect that the amendment date will be December 19, 2006, unless the offer period is extended.

Promptly after the amendment date, we will send you paperwork regarding your amended options. With respect to all options with respect to which you choose to accept this offer, as of the amendment date, you will become entitled to receive cash payments in the amounts set forth in your Addendum.

Any cash payment owed to you with respect to the amendment of your eligible options will be paid to you, less any applicable tax withholding, promptly following January 1, 2007. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Promptly following the expiration date, we will send you a ‘‘Promise to Make Cash Payment’’ evidencing your right to receive the cash payment. If you do not receive a Promise to Make Cash Payment within seven U.S. business days after the expiration date, please contact Caroljean Boone by telephone at (212) 805-5416.

For purposes of the offer, we will be deemed to have accepted eligible options with respect to which proper elections have been made and are not properly withdrawn as of the time when we give written or electronic notice to option holders generally of our acceptance of the options. This notice may be made by press release, e-mail or other method of communication, which will substantially include the information set forth in exhibit (a)(1)(l) to the Tender Offer Statement on Schedule TO that we have filed with the SEC in connection with this offer. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn.

If, for any reason, you are not an employee of the Company or a successor entity through the expiration date, you will not be entitled to participate in this offer, your options will not be amended and you will not be entitled to receive any cash payments. Instead, you will keep all of your eligible options. These options will continue to be governed in all respects by the stock option plans under which they were granted and by the existing option agreements between you and the Company.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise price and all of their other terms and conditions, including their current vesting schedule. Please see Section 14 of this Offer to Amend for a description of the tax consequences of participating or not participating in this offer.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may, at our sole discretion, terminate or extend the offer or amend the terms of the offer before the expiration date, including with respect to eligible options with respect to which proper elections have been made, if any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

–	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

–	in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

–	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

–	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	a tender or offer, other than this offer by us, for some or all of our outstanding shares of common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that;

–	any person, entity or group has purchased all or substantially all of our assets,

–	any person, entity or ‘‘group’’ within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

–	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

–	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our sole judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options, or

–	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	there shall have occurred any change, development, clarification or position taken in the regulations or rulings of the Internal Revenue Service with respect to Section 409A or there shall have been a judicial decision regarding the tax treatment of eligible options under Section 409A or otherwise, in each case that would, in the sole judgment of the Company, make this offer unnecessary;

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of the Company that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company.

If any of the above events occur, we may, at our sole discretion:

•	terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

There is no established market for options to purchase shares of our common stock. However, our common stock is currently traded on the New York Stock Exchange under the symbol ‘‘LLL.’’ The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ending December 31, 2006
4th Quarter (through November 15, 2006)	$82.07	$75.30
3rd Quarter	$79.09	$66.58
2nd Quarter	$85.35	$72.96
1st Quarter	$86.95	$74.41
Fiscal Year Ended December 31, 2005
4th Quarter	$82.05	$70.74
3rd Quarter	$84.52	$74.50
2nd Quarter	$76.82	$65.23
1st Quarter	$76.61	$68.06
Fiscal Year Ended December 31, 2004
4th Quarter	$76.87	$62.51
3rd Quarter	$67.00	$56.50
2nd Quarter	$66.80	$59.73
1st Quarter	$59.48	$49.80

On November 15, 2006, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $81.52 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of amended options.

Consideration.

We will amend options and make cash payments with respect to the amendment of eligible options with respect to which proper elections have been made and accepted. We anticipate that we will make such payments, as well as paying related fees and expenses, from cash on hand and cash derived from our operations.

Assuming we receive and accept elections from eligible employees with respect to all options eligible for this offer, we will amend up to 723,289 options to purchase a total of up to 723,289 shares of our common stock, or approximately 0.6% of the total shares of our common stock outstanding as of November 15, 2006, and we will make cash payments in an aggregate amount of approximately $2,156,454 with respect to such amendments.

General terms of amended options.

If we accept your election to amend your eligible options, such options will be amended on the amendment date (expected to be December 19, 2006). On such date, your eligible options will be amended to increase their original exercise price to the fair market value of a share of our common stock on the deemed grant date (as listed on your Addendum). Except for the exercise price, the terms and conditions of your amended options, including with respect to the vesting of options, will remain the same in all respects as the eligible options with respect to which you choose to accept this offer. All amended options will be subject to the 1999 Stock Plan and an amended stock option agreement between you and the Company.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of accepting or rejecting this offer. Please note that the discussion in Section 14 of this Offer to Amend is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed in Section 14 of this Offer to Amend.

If you are considering participating in this offer, you should consult your own tax advisor concerning the federal income tax consequences of participating in the offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

10.	Information concerning L-3.

Our principal executive offices are located at 600 Third Avenue, New York, NY 10016, and our telephone number is (212) 697-1111. Questions regarding how to participate in this offer should be directed to Allen Danzig at:

L-3 Communications Holdings, Inc.
600 Third Avenue, New York, NY 10016
Phone: (212) 805-5456
Facsimile: (212) 805-5604
E-mail: allen.danzig@l-3com.com

We are a leading supplier of a broad range of products and services used in a substantial number of aerospace and defense platforms. We are also a major supplier of systems, subsystems and products on many platforms, including those for secure networked communications and communications products, mobile satellite communications, information security systems, shipboard communications, naval power and control systems, missiles and munitions, telemetry and instrumentation and airport security systems. We also are a prime system contractor for aircraft modernization and operations & maintenance (O&M), Command, Control & Communications (C3), Intelligence, Surveillance and

Reconnaissance (ISR) collection systems and services, training and simulation, intelligence services and government support services. Our customers include the U.S. Department of Defense (DoD) and its prime contractors, the U.S. Department of Homeland Security (DHS), U.S. Government intelligence agencies, major aerospace and defense contractors, allied foreign government ministries of defense, commercial customers and certain other U.S. federal, state and local government agencies.

The financial information included under ‘‘Part II—Item 6—Selected Financial Data,’’ ‘‘—Item 7 —Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘—Item 7A—Quantitative and Qualitative Disclosures About Market Risk,’’ ‘‘—Item 8—Financial Statements and Supplementary Data,’’ and ‘‘Part IV—Item 15—Exhibits, Financial Statement Schedules’’ in our annual report on Form 10-K for the fiscal year ended December 31, 2005 and under ‘‘Part I—Item 1 —Financial Statements,’’ ‘‘—Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘—Item 3—Quantitative and Qualitative Disclosures About Market Risk’’ in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 is incorporated herein by reference. Please see Section 17 of this Offer to Amend for instructions on how you can examine, or obtain copies of, our SEC filings, including filings that contain our financial statements and other financial information.

We had a book value per share of $40.56 at September 30, 2006.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Nine Months Ended
	December 31, 2004	December 31, 2005	September 30, 2006
Ratio of earnings to fixed charges	4.5x	4.2x	3.1x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest on indebtedness plus the amortization of deferred debt issuance costs and that portion of lease rental expense representative of the interest element.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

As of November 15, 2006, our directors and executive officers as a group (20 persons) beneficially owned an aggregate of 1,097,166 options under the 1999 Stock Plan to purchase a total of 1,097,166 of our shares of common stock, which represented approximately 18.1% of all options outstanding under the 1999 Stock Plan and 18.1% of the shares subject to all options outstanding under the 1999 Stock Plan as of that date.

The table below sets forth the beneficial ownership of each of our directors and executive officers of options under the 1999 Stock Plan outstanding as of November 15, 2006. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under the 1999 Stock Plan, which was 6,056,969 options as of November 15, 2006.

Unless otherwise indicated, the address of each executive officer and director is: c/o L-3 Communications Holdings, Inc., 600 Third Avenue, New York, NY 10016.

Name	Number of Options Outstanding Under the 1999 Stock Plan as of November 15, 2006	Percentage of Total Outstanding Options Under the 1999 Stock Plan
Michael T. Strianese President, Chief Executive Officer and Chief Financial Officer	389,000	6.4%
Christopher C. Cambria Senior Vice President, Secretary and General Counsel	189,000	3.1%
Charles J. Schafer Senior Vice President and President and Chief Operating Officer of the Products Group	66,667	1.1%
Robert W. Drewes Vice President and President and Chief Operating Officer of the L-3 Integrated Systems Group	63,333	1.1%
James W. Dunn Senior Vice President and President and Chief Operating Officer of the Sensors and Simulation Group	100,750	1.7%
Jimmie V. Adams Vice President – Washington D.C. Operations	48,333	*
David T. Butler III. Vice President – Mergers, Acquisitions and Corporate Strategy	52,250	*
Ralph G. D’Ambrosio Vice President – Finance and Principal Accounting Officer	64,000	1.1%
Kenneth R. Goldstein Vice President – Tax Counsel	8,500	*
Robert W. RisCassi Vice President	38,333	*
Stephen M. Souza Vice President – Treasurer	32,000	*
Dr. Jill J. Wittels Vice President – Business Development	45,000	*
Claude R. Canizares Director	—	—
Peter A. Cohen Director	—	—
Thomas A. Corcoran Director	—	—
Robert B. Millard Director	—	—
John M. Shalikashvili Director	—	—

Name	Number of Options Outstanding Under the 1999 Stock Plan as of November 15, 2006	Percentage of Total Outstanding Options Under the 1999 Stock Plan
Arthur L. Simon Director	—	—
Alan H. Washkowitz Director	—	—
John P. White Director	—	—
All directors and executive officers as a group	1,097,166	18.1%

*	Less than 1%.

Except as disclosed in Schedule A to this Offer to Amend, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under the 1999 Stock Plan during the 60 days before and including the commencement of this offer.

12.	Status of options amended pursuant to the terms of the offer; accounting consequences of the offer.

Eligible options that we accept for amendment pursuant to the terms of this offer will be amended under the 1999 Stock Plan.

The offer is considered a modification of options and as a result, we have recorded additional stock-based compensation in the second quarter 2006 for the expected cash payments to be made to amend eligible options.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acceptance of options for amendment and the issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, including any requirements of the New York Stock Exchange, that would need to be obtained, taken or satisfied for the amendment of the options as contemplated herein. Should any other approval or action be required in connection with this offer, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.

14.	Material United States federal income tax consequences.

If You Participate in the Offer to Amend.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for those employees subject to United States federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above. The federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances.

If you are considering participating in this offer, you should consult your own tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Cash payments.

You will be taxed upon the receipt of cash payments with respect to the amendment of your eligible options. Such cash payments will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment taxes required to be withheld with respect to such payments. You will receive only the portion of the cash payments remaining after all those taxes have been withheld.

Amended options.

If you are an option holder who chooses to accept this offer with respect to eligible options, you should not be required to recognize income for United States federal income task purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.

Your amended options will be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award, unless such options are amended to increase their exercise price to the fair market value of the underlying stock on the date of grant prior to December 31, 2007 (or prior to December 31, 2006, in the case of options granted to certain employees who were ‘‘insiders’’ under Section 16 of the Securities Exchange Act of 1934 at the time of the grant).

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

If You Do Not Participate in the Offer to Amend.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those employees subject to United States federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date of this Offer to Amend. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed above. The federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances.

If you are considering participating in this offer, you should consult your own tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your tax advisors regarding your decision regarding participation in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Section 409A of the Internal Revenue Code and recently proposed tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of grant (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax and interest charges. The eligible options may have been granted at a discount and holders of such options may have income recognition and owe an additional 20% tax as well as be liable for certain interest penalties.

None of the eligible options have fixed exercise dates and therefore they would subject the optionees to income recognition before the options are exercised and would subject the optionees to the additional 20% tax and interest charges. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the value of the shares at the time of vesting and the exercise price of such shares) will be includable as income when the option vests and a 20% tax will be assessed on the spread. Additionally, it is possible that during each subsequent tax year (until the option is exercised), any increase in value of the underlying stock will be taxed.

Uncertainty

Unfortunately, the Internal Revenue Service has not issued definitive final guidance under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our optionees regarding such guidance.

15.	Extension of offer; termination; amendment.

We reserve the right, at our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the expiration date. We will issue a notice of any such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the previously scheduled expiration date. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. Our right to extend the offer is limited by Rule 13e-4(f)(2)(ii) under the Exchange Act which requires that we must permit eligible options tendered in this offer to be withdrawn if they have not been accepted for payment after the expiration of 40 U.S. business days from the commencement of the a tender offer.

As discussed in Section 2 of this Offer to Amend, an option to purchase common stock is eligible for this offer only if, among other things, the option is outstanding as of the expiration date. Therefore, if a particular option expires after commencement of the offer, but before the expiration date, that particular option is not eligible for amendment. As a result, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration date expires after such originally scheduled expiration date but before the actual expiration date under the extended offer, that option would not be eligible for amendment.

We also reserve the right, in our sole judgment, to terminate the offer prior to the expiration date if any of the events listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred by giving written or electronic notice of the termination or by making a public announcement of the termination. Our right to terminate the offer as regards eligible options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible holders or by decreasing or increasing the number of options being sought in this offer. We will give written or electronic notice, or make a public announcement, of any amendment to the terms of the offer. Any such notice or announcement will set forth the period of time during which the offer will remain open following the notice or announcement of any amendment of the offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determined constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a ‘‘U.S. business day’’ means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.	Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits thereto. We recommend that you review the Schedule TO, including the exhibits thereto, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your options:

1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2005, filed with the SEC on March 9, 2006;

2.	Our definitive proxy statement on Schedule 14A for our 2006 annual meeting of shareholders, filed with the SEC on March 21, 2006 and our additional definitive proxy statement on Schedule 14A for our 2006 annual meeting of shareholders, filed with the SEC on April 4, 2006;

3.	Our quarterly reports on Form 10-Q for our fiscal quarters ended March 31, June 30 and September 30, 2006, filed with the SEC on May 3, August 9 and November 9, 2006, respectively; and

4.	Our current reports on Form 8-K dated May 26, June 6, July 11, August 15, October 23, October 25 and November 6, 2006, filed with the SEC on May 26, June 9, July 14, August 21, October 25, October 25 and November 13, 2006, respectively.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies thereof may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and on our Internet site at http://www.l-3com.com.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents that have been incorporated by reference herein or to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at L-3 Communications Holdings, Inc., 600 Third Avenue, New York, NY 10016, Attention: Caroljean Boone, or telephoning Caroljean Boone at (212) 805-5416.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

Before making your decision as to whether or not to participate in this offer, the information contained in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.

18.	Financial statements.

Our audited consolidated financial statements as of and for the years ended December 31, 2005, 2004 and 2003 included under ‘‘Part IV—Item 15—Exhibits, Financial Statement Schedules’’ (pages F-1 to F-59) in our annual report on Form 10-K for our fiscal year ended December 31, 2005 and our unaudited condensed consolidated financial statements for the nine months ended September 30, 2006 and 2005 included under ‘‘Part I—Item 1—Financial Statements’’ (pages 1 to 40) in our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2006 are incorporated herein by reference. We urge you to read our annual report on Form 10-K for our fiscal year ended December 31, 2005 and our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2006 as well as the financial and other information included in our other recent SEC filings for a more complete understanding of our financial condition and results of operations. Such filings may be examined, and copies thereof may be obtained, by following the instructions in Section 17 of this Offer to Amend.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, option holders residing in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. You should rely only on the information contained or incorporated by reference in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained or incorporated by reference in this Offer to Amend and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

L-3 Communications Holdings, Inc.
Offer to Amend Certain Options
November 20, 2006

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS
AND EXECUTIVE OFFICERS OF L-3 COMMUNICATIONS HOLDINGS, INC.

The following transactions of our executive officers involving options outstanding under the 1999 Stock Plan have been effected during the 60 days before and including the commencement of this offer:

On November 6, 2006, Michael T. Strianese, our President, Chief Executive Officer and Chief Financial Officer, was granted 100,000 options to purchase up to 100,000 of our shares of common stock at an exercise price of $80.39 per share.

None of our directors effected any transactions involving options outstanding under the 1999 Stock Plan during the 60 days before and including the commencement of this offer.

A-1